Exhibit 10.1
CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is made and entered into as of July 1, 2023 (the “Effective Date”), by and between Werner Enterprises, Inc., a Nebraska corporation located at 14507 Frontier Road, Omaha, Nebraska 68138 (“Company”) and John J. Steele, with an address of ********* (“Consultant”). Company and Consultant may be referred to herein individually as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, Consultant has decided to retire from the Company effective June 30, 2023 (the “Retirement Date”); and

WHEREAS, the Company wishes to engage Consultant to provide consulting services after the Retirement Date on the terms set forth in this Agreement and Consultant wishes to provide the Services (as defined herein) to Company as an independent contractor; and

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth in this Agreement, including the payment of fees and other good and valuable consideration provided for herein, the Parties agree as follows:

1.Services. During the Term (as defined in Section 3) and subject to the terms and conditions of this Agreement, Consultant will provide continuing strategic advice and counsel related to the business issues and projects Consultant was involved with prior to Consultant’s Retirement Date (the “Services”). Consultant shall use his best efforts to perform the Services within the time frames mutually agreed to by the Parties; however, Consultant shall determine the method, details and means of performing the Services required under this Agreement. Consultant will perform the Services under this Agreement in a professional and commercially reasonable manner, with a standard of diligence and care normally employed by qualified persons in the performance of comparable work. Consultant will devote sufficient effort and resources to the performance of the Services and will be responsive to the Company’s reasonable needs and requests in so doing.

2.Compensation. As compensation for the Services, and conditioned upon Consultant’s performance of Services, the Company will pay Consultant a fee equal to Seventy-Five Thousand Dollars ($75,000.00) per month during the Term (as defined in Section 3).

3.Term; Termination. This Agreement shall be effective on the Effective Date and shall continue for a period of six (6) months ending on December 31, 2023 (the “Term”). This Agreement shall terminate under any one of the following circumstances: (i) in the event Consultant dies, this Agreement shall terminate immediately, (ii) if Consultant, due to physical or mental illness, becomes unable to perform the Services, either Consultant or Company may by written notice, terminate the Agreement as of the last day of the calendar month in which such notice is given, (iii) either Party may terminate this Agreement at any time, without penalty or recourse, by providing at least ninety (90) days prior written notice to the other Party, or (iv) in the event either Party breaches this Agreement, the other Party may immediately terminate this Agreement if such breach is not cured within ten (10) days of providing written notice to the breaching Party.

4.Independent Contractor. Nothing herein shall be construed to ascribe to Consultant a status other than that of an independent contractor. Accordingly, Consultant does not have any authority to
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commit or bind Company to any contractual or financial obligations without Company’s prior, written consent. The Parties agree that Consultant is not an employee of Company. Company shall not be obligated to pay employment taxes on or make tax withholdings in connection with compensation or commissions paid to Consultant. Company shall not reimburse Consultant for or provide Consultant with any form of insurance benefits, pension benefits, IRA benefits, 401(k) benefits, retirement benefits, vacation or holiday benefits, or any other kind of benefits whatsoever. Consultant shall be responsible for paying all taxes of all types related to the compensation paid pursuant to this Agreement. Consultant acknowledges and understands that Company shall issue Consultant a Form 1099 at the end of the calendar year reflecting all amounts paid under this Agreement and that Consultant shall be responsible to pay any income tax or self-employment tax due resulting from amounts received under this Agreement.

5.Non-Competition. Consultant agrees that, during the Term and for a period of twelve (12) months thereafter, Consultant will not, directly or indirectly, provide any services or perform activities (other than the Services provided to Company pursuant to this Agreement) or serve on the board of directors of any competitor of the Company, that would assist any such person or entity to compete with any business of the Company or its subsidiaries, and such businesses shall include, without limitation, (i) Dedicated, (ii) One-Way Truckload, (iii) Intermodal, (iv) Temperature-Controlled, (v) Expedited, (vi) Logistics, (vii) Cross-Border, (viii) Final Mile, and (ix) School Network. In the event of an actual or threatened breach of this Section 5, Company shall be entitled to injunctive relief. Nothing contained herein shall be construed as prohibiting Company from pursuing any other remedies available to Company for such breach or threatened breach, including the recovery of Company’s damages, costs and expenses (including reasonable attorneys’ fees) from Consultant. At its discretion, Company may waive the requirements of this Section 5 to allow Consultant to provide specific services or perform specific activities for a competitor of Company, and/or to serve on a board of directors of a competitor of Company; provided however, that Consultant (a) notifies Company in writing of the name of Company’s competitor, (b) describes the nature of the specific services or activities to be performed by Consultant (including serving on the board of directors of Company’s competitor). Upon receiving such notice from Consultant, Company will promptly notify Consultant in writing whether Company waives the requirements of this Section 5 and consents to Consultant’s provision of services or performance of activities for a competitor and such consent shall not be unreasonably withheld.

6.Indemnification and Limitation of Liability.

a.Each Party (“Indemnifying Party”) shall indemnify, defend, and hold harmless the other Party and to the extent applicable, its owners, employees, affiliates, successors, assigns, agents, and representatives (collectively, “Indemnified Party”) from and against any and all third-party claims, demands, disputes, causes of action, obligations, debts, liens, costs, expenses (including reasonable attorneys’ fees incurred at trial, on appeal, or otherwise), damages, liabilities, or losses for personal injury, death, or property damage caused by the Indemnifying Party’s negligence or willful misconduct, or material breach of this Agreement (collectively, “Claim”).

b.If any Indemnified Party receives notice of any Claim, then it must promptly give the Indemnifying Party written notice thereof; however, any failure to give notice does not affect any rights of any Indemnified Party. The Indemnifying Party may conduct the defense, at its own expense and by its own counsel, against any Claim, and the Indemnified Party shall cooperate reasonably in the defense, at the Indemnifying Party’s expense. If the Indemnifying Party conducts the defense, then it must keep the Indemnified Party fully informed with respect to all legal proceedings. The Indemnifying Party shall not settle or compromise any Claim over any reasonable objection of any Indemnified Party. In the event a Claim results
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from the joint negligence of the Parties, the Parties shall apportion all damages and defense costs between themselves according to the proportion their relative fault contributed to the damages suffered. The indemnities in this Section 6 shall not apply to the extent any such Claims are caused by an Indemnified Party’s own negligence or the negligence of any third party.

c.In no event shall either Party be liable for special, indirect, punitive, or consequential damages, including but not limited to lost profits, data or goodwill, regardless of whether such damages are foreseeable. In no event shall a Party’s liability for direct damages arising from or relating to any Claim under this Agreement exceed Four Hundred Fifty Thousand Dollars ($450,000); provided however, that this limitation shall not apply to Claims relating to a Party’s gross negligence, willful misconduct, or criminal and/or fraudulent activity.

7.Insurance. During the Term of this Agreement, Consultant agrees to carry and keep in full force and effect, a policy of professional liability insurance, with minimum limits of $1,000,000 combined single limit. Company shall be named as an additional insured and Consultant shall furnish Company with a certificate of insurance evidencing such coverage. In addition, Consultant shall provide at least thirty (30) days’ advance notification to Company in the event of cancellation or material modification of the insurance coverage referenced in this Section 7. Company agrees to reimburse Consultant the cost of the insurance premiums for Consultant’s professional liability insurance coverage.

8.Nondisclosure of Confidential Information.

a.Each Party (the “Receiving Party”) acknowledges that it may receive or may have received information regarding the other Party’s (the “Disclosing Party”) business, including but not limited to, any and all information regarding trade secrets, new products, copyrights, computer software, documentation, specifications, schematics, systems, hardware, bills of material, concepts, designs, configurations, schedules, costs, performance features, techniques, copyrighted matter, patentable and patented inventions, methodologies, drawings, data, tables, calculations, documents or other paperwork, computer program narratives, flow charts, algorithms, source and object codes, business and marketing plans, financial statements, financing documents, dealings, arrangements, objectives, locations and customer information (collectively, “Confidential Information”). The term Confidential Information shall also include information which by its nature or the circumstances surrounding its disclosure would reasonably be considered confidential.

b.Confidential Information does not include any information which (i) was already known to the Receiving Party prior to the time it was first received, as shown by the Receiving Party’s written records; (ii) is or becomes information generally known to the public through no negligent or wrongful act of the Receiving Party; (iii) is rightfully received by the Receiving Party from a third party whose rightful possession thereto is without restriction and without breach of this Agreement by the Receiving Party; or (iv) is independently developed by the Receiving Party without use of any Confidential Information.

c.If the Receiving Party is presented with a request for documents by an administrative agency or with a subpoena for any records, data or documents which are the Confidential Information of the Disclosing Party, the Receiving Party shall immediately give written notice to the Disclosing Party, to the extent permitted by applicable law, and Disclosing Party shall have the opportunity to contest such process by any means available to it before the records, data or documents are submitted to a court or third party.

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d.The Receiving Party shall exercise the same degree of care to prevent unauthorized use or disclosure of Confidential Information to others as it takes to preserve and safe-guard its own Confidential Information, but in any event, no less than a reasonable degree of care. The Receiving Party shall use the Confidential Information of the Disclosing Party only for the purpose of enabling each of the Parties to perform its business relationship with the other as described in this Agreement. The Receiving Party shall not directly or indirectly disclose such Confidential Information to any person or company, other than its employees who have a need to know such Confidential Information in connection with this Agreement.

e.Any and all Confidential Information disclosed shall remain the property of the Disclosing Party. Within ten (10) days following the receipt of written notice by the Disclosing Party or upon termination of this Agreement, the Receiving Party shall, at the Disclosing Party’s option, either promptly return to the Disclosing Party, or destroy and certify that it has destroyed, any and all documents, computer files and other materials that contain any Confidential Information of the Disclosing Party in its possession or control. To the extent any portion of the Confidential Information is retained on the Receiving Party’s information systems following the Receiving Party’s good faith effort to delete the Confidential Information, the Receiving Party agrees to protect the Confidential Information in the same manner and to the same extent that it uses to protect its own confidential and proprietary information for as long as the Confidential Information is retained on the Receiving Party’s information systems.

f.The Receiving Party recognizes the confidential and proprietary nature of the Confidential Information of the Disclosing Party and acknowledges that irreparable harm may result to the Disclosing Party if such Confidential Information is disclosed to a third party or used for unauthorized purposes, without the Disclosing Party's prior, written consent. Accordingly, in the event of a breach or threatened breach of this Section 8, the Disclosing Party shall be entitled to seek injunctive relief and/or other appropriate equitable relief without a requirement to post bond.

9.Force Majeure; Delays. If the performance of any part of this Agreement by either Party is prevented, hindered, delayed or otherwise made impracticable by any flood, riot, fire, war, act of terrorism, judicial or governmental action, labor disputes, act of God, failure of the public infrastructure including transportation and telecommunications lines, or any other causes beyond the reasonable control of either Party, that Party shall be excused, for a commercially reasonable period of time, from such performance to the extent that it is prevented, hindered or delayed by such causes.

10.Severability. The Parties intend and agree that if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provisions to such narrower scope as it determines to be enforceable. The Parties further agree that if any provision of this Agreement is determined to be unenforceable for any reason, such provision shall be deemed separate and severable and the unenforceability of any such provisions shall not invalidate or render unenforceable any of the remaining provisions hereof.

11.Entire Agreement; Amendment. The Parties acknowledge and agree that this Agreement constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all prior and contemporaneous oral or written agreements between the Parties relating to its subject matter. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both Parties.

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12.Notices. Except for notices Consultant provides Company pursuant to Section 5, which shall be directed to the Company’s Chairman, President and Chief Executive Officer at dleathers@werner.com, all notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand; (ii) upon the fifth (5th) day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested; or (iii) upon the date of the courier’s verification of delivery at the specified address if sent by a nationally recognized overnight express courier; or (iv) on the date of delivery if sent via electronic mail with confirmed delivery receipt, addressed as follows:

If to Company:
Werner Enterprises, Inc.
14507 Frontier Road
Omaha, Nebraska 68138
Attn: EVP and Chief Legal Officer
E-mail: nmeisgeier@werner.com

With a copy to the Associate General Counsel at the same mailing address or via E-mail at dstewartferro@werner.com.

If to Consultant:
John J. Steele
***************
E-mail: ********

13.Miscellaneous.

a.Governing Law. This Agreement shall be construed under, and in accordance with, the laws of the State of Nebraska. Any action brought to enforce this Agreement shall be brought in the state and federal courts located in Omaha, Nebraska.

b.Compliance with Laws. Consultant shall comply with all laws, rules and regulations applicable to the Services, including but not limited to, all applicable Data Privacy Laws. For purposes of this Agreement, “Data Privacy Laws” means international, federal, national and state privacy and data protection laws, rules and regulations to the extent applicable to Consultant and the Services.

c.Company Policies and Procedures. Consultant shall comply with all policies and procedures in effect at Company’s premises.

d.Survival. Any provisions of this Agreement providing post contractual obligations will survive the termination of this or any agreement or relationship between Consultant and Company.

e.Assignability. This Agreement and the rights, interest and obligations of Company hereunder shall be assignable to, and shall inure to, the benefit of any person, corporation, partnership or entity that succeeds to all or substantially all of the business or assets of Company. This Agreement is not assignable by Consultant.

f.Use of Name; Publicity. Neither Party shall use the other Party’s name in connection with any publication, marketing or promotion without the other Party’s prior written
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consent. Notwithstanding the foregoing, any statements, testimonials, press releases, marketing materials and or promotions made or issued by Consultant for or on behalf of the Company prior to the Effective Date of this Agreement which are published on or after the Effective Date shall not be subject to the requirements of this Section 13.f.

g.Attorneys’ Fees. Should either Party, or any heir, personal representative, successor or assign of either Party, resort to litigation to enforce this Agreement, the Party or Parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such litigation from the Party or Parties against whom enforcement was sought.

h.Waiver. The failure of either Party to require performance by the other Party of any provision of this Agreement will not affect its right to require such performance at any time thereafter; nor will the waiver by either Party of a breach of any provisions of this Agreement be taken or deemed to be a waiver of the provision itself.

The Parties have executed this Agreement as of the Effective Date.

COMPANY - WERNER ENTERPRISES, INC.:

/s/ Nathan J. Meisgeier
By:	Nathan J. Meisgeier
Its:	EVP and Chief Legal Officer

CONSULTANT:

/s/ John J. Steele
By:	John J. Steele

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